                                                FILED PURSUANT TO RULE 424(b)(4)
                                                       REGISTRATION NO. 33-63057

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 6, 1995)

                        4,000,000 PREFERRED SECURITIES
                        GREAT WESTERN FINANCIAL TRUST I
         8 1/4% TRUST ORIGINATED PREFERRED SECURITIES (SM) ("TOPrS (SM)")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                      GREAT WESTERN FINANCIAL CORPORATION

                                --------------

  The 8 1/4% Trust Originated Preferred Securities (the "Preferred
Securities") offered hereby represent preferred undivided beneficial interests in the assets of Great Western Financial Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Great Western Financial Corporation, a Delaware corporation ("GWFC"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 8 1/4% Subordinated Deferrable Interest Notes due 2025 (the "Subordinated Notes") of GWFC. The amount of interest payable on the Subordinated Notes may be reduced under the limited circumstances (a "Regulatory Event") described under "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion." Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.
                                                       (CONTINUED ON NEXT PAGE)

                                --------------

  SEE "RISK FACTORS" COMMENCING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS MAY BE DEFERRED ON THE PREFERRED SECURITIES AND ANY SUBORDINATED NOTES OR ADJUSTED SUBORDINATED NOTES THAT MAY BE ISSUED IN EXCHANGE THEREFOR AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ANY SUCH DEFERRAL.

  The Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                                --------------

THE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO THE TRUST
                         OFFERING PRICE(1) COMMISSION(2)        (3)(4)
------------------------------------------------------------------------------
Per Preferred Securi-
 ty....................       $25.00            (3)             $25.00
------------------------------------------------------------------------------
Total..................    $100,000,000         (3)          $100,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from December 11, 1995.
(2) GWFC and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities
    Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of Preferred Securities will be invested in Subordinated Notes of GWFC, GWFC has agreed to pay the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds $.7875 per Preferred Security (or $3,150,000 in the aggregate); provided that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by GWFC are estimated to be $225,000.

                                --------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about December 11, 1995.

                                --------------

MERRILL LYNCH & CO.                                        GOLDMAN, SACHS & CO.
BEAR, STEARNS & CO. INC.
                           DEAN WITTER REYNOLDS INC.
                                                              SMITH BARNEY INC.

                                --------------

          The date of this Prospectus Supplement is December 6, 1995.

 (SM)"Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

(continued from previous page)

  Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 8 1/4% of the liquidation amount of $25 per Preferred Security ("distributions"), accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995 (each a "Distribution Date"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by GWFC (the "Guarantee") to the extent the Trust has funds available therefor as described under "Description of Guarantee" in the accompanying Prospectus. The obligations of GWFC under the Guarantee are subordinate and junior in right of payment to all other liabilities of GWFC and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of GWFC, which aggregated approximately $673 million at September 30, 1995, and rank pari passu with GWFC's other general unsecured creditors. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, the subsidiaries of GWFC had total liabilities of approximately $41.2 billion.

  The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. If GWFC does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

  GWFC has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at the then applicable annual rate compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes and hence on the Preferred Securities. Extension of the interest payment period will not extend the maturity date of the Subordinated Notes. See "Risk Factors--Option to Extend Interest Payment Period," "Description of the Subordinated Notes--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount."

  The Subordinated Notes are redeemable by GWFC, in whole or in part, from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein) or in whole for a limited time upon the occurrence of a Regulatory Redemption Event (as defined herein). If GWFC redeems Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes to be redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Offered Preferred Securities--Mandatory Redemption." The Trust Securities will be redeemed upon maturity of the Subordinated Notes. The Subordinated Notes mature on December 31, 2025, but the maturity date may be extended only once, for up to an additional 19 years at the option of GWFC, provided certain financial covenants are met. See "Description of the Subordinated Notes-- Option to Extend Maturity Date." In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Notes are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Subordinated Notes will be distributed to the holders of the Trust Securities, on a pro rata basis. See

"Description of the Offered Preferred Securities-- Special Event Redemption or Distribution." If the Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

  Upon the occurrence of a Regulatory Event (as defined herein), GWFC may, at its election, reduce the annual interest rate on the Subordinated Notes by 50 basis points (the "Reduction Election"). If GWFC exercises the Reduction Election, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities of the Reduction Election, (i) the Subordinated Notes will be converted into Depositary Shares of GWFC, having a liquidation preference of $25.00 per share (the "Depositary Shares"), each representing a one-tenth interest in a share of 8 1/4% Cumulative Preferred Stock of GWFC, $250 liquidation preference per share (the "Preferred Stock"), unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Subordinated Notes, in which event such holder will be entitled to receive Subordinated Notes with the lower interest rate, and (ii) the Trust shall be dissolved, with the result that the Subordinated Notes with the lower interest rate and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities. See "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion," "Description of the Subordinated Notes," "Description of Depositary Shares" and "Description of Cumulative Preferred Stock."

  In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust prior to a Reduction Election, the holders of the Trust Securities will be entitled to receive for each Trust Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Notes are distributed to the holders of the Trust Securities. See "Description of the Offered Preferred Securities--Liquidation Distribution Upon Dissolution."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED NOTES

  GWFC's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of GWFC and pari passu with the most senior preferred or preference stock outstanding, from time to time, if any, of GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of GWFC and pari passu with obligations to or rights of GWFC's other general unsecured creditors. As of September 30, 1995, Senior Indebtedness aggregated approximately $673 million. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, such subsidiaries had total liabilities of approximately $41.2 billion. There are no terms in the Preferred Securities, the Subordinated Notes or the Guarantee that limit the ability of GWFC or its subsidiaries (other than the Trust) to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Notes and the Guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of Debt Securities-- Particular Terms of the Subordinated Debt Securities Issued to the Trust" in the accompanying Prospectus, and "Description of the Subordinated Notes-- Subordination" herein.

RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

  The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, which funds would exist only to the extent GWFC has made a payment of interest or principal on the Subordinated Notes, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, which funds would exist only to the extent GWFC has made a payment of interest or principal on the Subordinated Notes, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If GWFC were to default on its obligation to pay amounts payable on the Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement of the rights against GWFC pursuant to the terms of the Subordinated Notes. See "Description of Guarantee" and "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Subordinated Indenture (as defined in the accompanying Prospectus).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Notes. If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal on the Subordinated Notes on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Subordinated Notes in accordance with the terms thereof. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters. The extension of the interest payment period will not extend the maturity date of the Subordinated Notes. In the event that GWFC exercises this right to defer interest payments, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, or make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to the Subordinated Notes; provided, however, that restriction (a) above does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period (as defined), GWFC may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may commence a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Offered Preferred Securities--Distributions" and "Description of the Subordinated Notes--Option to Extend Interest Payment Period."

  Should GWFC exercise its right to defer payments of interest on the Subordinated Notes by extending the interest payment period thereon, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made.

  GWFC has no intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers it unlikely that it will exercise that right in the future. However, should GWFC determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of GWFC's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Notes) may be more volatile than other securities on which OID accrues to which such rights do not apply. See "Certain Federal Income Tax Consequences--Original Issue Discount."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event, the Trust shall be dissolved, except in the limited circumstance described below under "Description of the Offered Preferred Securities--Special Event Redemption or Distribution," with the result that the Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances relating to a Tax Event, GWFC shall have the right to redeem the Subordinated Notes, in whole or in part, in lieu of a distribution of the Subordinated Notes by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Notes are redeemed by GWFC. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Notes that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Notes and should carefully review all the information regarding the Subordinated Notes contained herein and in the accompanying Prospectus. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

REGULATORY EVENT DISTRIBUTION OR CONVERSION

  During a period of 90 days after the occurrence of a Regulatory Event, GWFC may elect to reduce the annual interest rate on the Subordinated Notes by 50 basis points effective upon the distribution of the Subordinated Notes (the "Adjusted Subordinated Notes") to the holders of the Trust Securities. If GWFC exercises the Reduction Election, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities of the Reduction Election, (i) the Adjusted Subordinated Notes will be converted into Depositary Shares of GWFC, with a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, each Depositary Share representing a one-tenth interest in a share of 8 1/4% Cumulative Preferred Stock of GWFC, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which event such holder will be entitled to receive the Adjusted Subordinated Notes and (ii) the Trust shall be dissolved, with the result that the Adjusted Subordinated Notes and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities. See "Description of the Offered Preferred Securities-- Regulatory Event Distribution or Conversion," "Description of the Subordinated Notes," "Description of Depositary Shares" and "Description of Cumulative Preferred Stock."

  There can be no assurance as to the market prices for the Adjusted Subordinated Notes or the Depositary Shares, if distributed to holders of Trust Securities. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Adjusted Subordinated Notes or Depositary Shares that a holder of Preferred Securities may receive, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Adjusted Subordinated Notes or Depositary Shares upon the occurrence of a Regulatory Event, prospective purchasers should also consider carefully the information regarding the Subordinated Notes (including the Adjusted Subordinated Notes) and the Depositary Shares contained herein and in the accompanying Prospectus.

REGULATORY REDEMPTION EVENT

  For a period of 90 days after the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the then outstanding Subordinated Notes or Depositary Shares, in each case in whole only, for cash at a redemption price equal to the aggregate principal amount plus accrued but unpaid interest on the Subordinated Notes or the aggregate liquidation amount plus accrued but unpaid dividends on the Depositary Shares, as the case may be. See "Description of the Offered Preferred Securities--Regulatory Redemption Event" and "Description of Cumulative Preferred Stock--Redemption."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Regular Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A holder who disposes of his or her Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Notes through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his or her adjusted tax basis in his or her pro rata share of the underlying Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Original Issue Discount" and "--Sale of Preferred Securities."

                            RECENT FINANCIAL RESULTS

  The following table sets forth selected financial data of GWFC and its consolidated subsidiaries for the nine months ended September 30, 1995 and 1994 and at September 30, 1995 and 1994. This selected financial data is derived from GWFC's unaudited consolidated financial statements which are incorporated herein by reference and which include, in the opinion of management, all adjustments (consisting of only normal, recurring accruals) necessary for the fair presentation of the consolidated results of operations and consolidated financial condition of GWFC for the periods and at the dates presented. The operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

                                                        FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,
                                                      ------------------------
                                                         1995         1994
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                         DATA AND RATIOS)
SUMMARY OF OPERATIONS
 Interest income..................................... $ 2,403,824  $ 1,925,107
 Interest expense....................................   1,452,536      922,372
 Net interest income.................................     951,288    1,002,735
 Provision for loan losses...........................     137,400      154,400
 Operating and administrative expenses...............     736,829      745,925
 Earnings before taxes on income.....................     268,555      270,660
 Taxes on income.....................................     106,100      108,100
 Net earnings........................................     162,455      162,560
 Fully diluted earnings per share....................        1.05         1.08
 Cash dividends per common share.....................         .69          .69
 Ratio of earnings to fixed charges(1)
  Excluding interest on customer accounts............        1.46x        2.08x
  Including interest on customer accounts............        1.18x        1.29x
 Ratio of earnings to fixed charges and preferred
  stock dividends(1):
  Excluding interest on customer accounts............        1.39x        1.85x
  Including interest on customer accounts............        1.16x        1.24x

                                                           AT SEPTEMBER 30,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION
 Cash and securities................................... $ 2,190,674 $ 1,773,218
 Loans receivable, net.................................  29,633,224  30,123,801
 Mortgage-backed securities............................  10,532,266   5,825,664
 Total assets..........................................  44,693,014  39,996,606
 Customer accounts.....................................  29,432,176  29,406,989
 Borrowings............................................  11,591,999   7,269,743
 Stockholders' equity..................................   2,654,299   2,443,806

--------
(1) For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings represent earnings before income taxes and fixed charges. Fixed charges, excluding interest on customer accounts, represent other interest expense (including capitalized interest) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on customer accounts, represent all interest expense (including capitalized interest) and one-third of rents.

                             CAPITALIZATION OF GWFC

  The following table sets forth the unaudited summary capitalization of GWFC and its consolidated subsidiaries as of September 30, 1995, and as adjusted to reflect issuance of 4,000,000 Preferred Securities and the application of the estimated net proceeds therefrom. See "Use of Proceeds" below. The table should be read in conjunction with GWFC's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                        AT SEPTEMBER 30, 1995
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------- -----------
                                                           (IN THOUSANDS)
Borrowings:
  Federal Home Loan Bank.............................. $   115,000 $   115,000
  Commercial paper....................................   1,177,877   1,177,877
  Other short-term debt...............................     792,934     792,934
  Senior debt.........................................   2,253,165   2,253,165
  Securities sold under agreement to repurchase.......   7,253,023   7,253,023
                                                       ----------- -----------
    Total Borrowings..................................  11,591,999  11,591,999
Company-Obligated Mandatorily Redeemable Preferred
 Securities of Great Western Financial Trust I (1)....         --      100,000
Preferred stock.......................................     294,375     294,375
Common stockholders' equity...........................   2,359,924   2,359,924
                                                       ----------- -----------
    Total Capitalization.............................. $14,246,298 $14,346,298
                                                       =========== ===========

--------
(1) As described in this Prospectus Supplement, the sole assets of the Trust will be $103 million aggregate principal amount of 8 1/4% Subordinated Deferrable Interest Notes due 2025 of GWFC.

                              ACCOUNTING TREATMENT

  The financial statements of the Trust will be reflected in GWFC's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily redeemable preferred securities of subsidiary trust. The sole assets of the Trust will be the Subordinated Notes.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Preferred Securities will be invested by the Trust in the Subordinated Notes described herein and ultimately will be used by GWFC for general corporate purposes, which may include investments in or extensions of credit to subsidiaries of GWFC.

                DESCRIPTION OF THE OFFERED PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The First National Bank of Chicago, will act as the indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by GWFC. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own the Subordinated Notes purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by GWFC to the extent described under "Description of Guarantee" in the accompanying Prospectus. The Guarantee will be held by The First National Bank of Chicago, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions.

  The Preferred Securities will not be savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation (the "FDIC"), the United States or any agency or fund of the United States.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of 8 1/4% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 8 1/4% compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months (or for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed per 30-day month).

  Distributions on the Preferred Securities will be cumulative, will accrue from December 11, 1995, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of record on the applicable record date, commencing December 31, 1995, when, as and if available for payment, except as otherwise described below.

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period from time to time on the Subordinated Notes, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest thereon, compounded quarterly (to the extent permitted by applicable law), since interest would continue to accrue on the Subordinated Notes) during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters. In the event that GWFC exercises this right, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to such Subordinated Notes; provided, however, that, the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new

Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Subordinated Notes-- Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from GWFC on the Subordinated Notes. See "Description of the Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by GWFC to the extent set forth under "Description of Guarantee" in the accompanying Prospectus.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Notes for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such distribution date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York or Los Angeles, California are authorized or required by any applicable law to close.

MANDATORY REDEMPTION

  The Subordinated Notes will mature on December 31, 2025, unless the maturity date is extended at the option of GWFC (provided certain financial covenants are met), and may be redeemed, in whole or in part, at any time on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event or in whole for a limited time upon the occurrence of a Regulatory Redemption Event. Upon the repayment of the Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so repaid or redeemed at the Redemption Price; provided that, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Notes-- Optional Redemption."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or, with respect to clause (iii) below, any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United

States federal income tax with respect to income accrued or received on the Subordinated Notes, (ii) interest payable to the Trust on the Subordinated Notes would not be deductible by GWFC for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment is enacted (irrespective of any retroactive effect) on or after the date of this Prospectus Supplement.

  "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will within 90 days of the date of such opinion be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

  If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Notes; and provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, GWFC or the holders of the Trust Securities, the Trust will pursue such measure in lieu of such dissolution and distribution. Furthermore, if in the case of the occurrence of a Tax Event, (i) GWFC has received an opinion (a "Redemption Tax Opinion") from independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that GWFC would be precluded from deducting the interest on the Subordinated Notes for United States federal income tax purposes even if the Subordinated Notes were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, GWFC shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to GWFC or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, or the holders of the Trust Securities or GWFC, the Trust or GWFC will pursue such measure in lieu of redemption.

  If Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

  After the date for any distribution of Subordinated Notes upon dissolution of the Trust, (i) the Preferred Securities and Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Notes to be delivered upon such distribution and
(iii) any certificates representing Preferred Securities and the Guarantee not held by the depositary or its nominee will be deemed to represent Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of such Preferred Securities, until such certificates are presented to GWFC or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REGULATORY EVENT DISTRIBUTION OR CONVERSION

  "Regulatory Event" means that (i) GWFC (or its successor) is, becomes or pursuant to law or regulation will become within 180 days, subject to capital requirements under which all or any portion of the Preferred Securities would not constitute Tier 1 capital applied as if GWFC (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of the date of this Prospectus Supplement) or its then equivalent ("Tier 1 Capital"), and
(ii) as a result, based upon GWFC's (or its successor's) then existing capital ratios, GWFC (or its successor) would, within 180 days, fail to be "well capitalized" (as that term is defined in 12 CFR (S)208.33(b)(1) of the regulations promulgated by the Board of Governors of the Federal Reserve System as if GWFC (or its successor) were a state member bank, but using the definition of Tier 1 Capital applied to bank holding companies or, in the event that section is eliminated, to a reasonably equivalent standard applicable to bank holding companies). The Regulatory Event will be deemed to occur on the date the condition in clause (ii) is satisfied.

  GWFC shall promptly notify the Regular Trustees of the occurrence of a Regulatory Event. During a period of 90 days after the occurrence of a Regulatory Event, GWFC may notify the Regular Trustees in writing that GWFC has elected to reduce the annual interest rate on all of the outstanding Subordinated Notes by 50 basis points (i.e. from 8 1/4% per annum to 7 3/4% per annum) effective upon distribution of the Adjusted Subordinated Notes to the holders of the Trust Securities; provided, however, that if GWFC has elected to defer payments of interest on the Subordinated Notes as described under "Distributions" above, all deferred distributions and accrued interest thereon shall be paid before the Adjusted Subordinated Notes are distributed.

  If GWFC elects to lower the annual interest rate on the Subordinated Notes as described above, at least 30 but not more than 60 days prior to the distribution of the Adjusted Subordinated Notes, notice of such election will be sent to the holders of the Trust Securities. Such notice will state (i) that a Regulatory Event has occurred and that GWFC has elected to reduce the interest rate on the Subordinated Notes, (ii) that on the specified date (which shall be the next Distribution Date occurring at least 30 days after the date of such notice), the Adjusted Subordinated Notes will be converted into Depositary Shares with a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which case such holder will be entitled to receive the Adjusted Subordinated Notes, (iii) that the Trust will be dissolved and that the holders of Trust Securities will receive Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, (iv) the date upon which the Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, will be distributed, and (v) the procedure for a holder of Trust Securities to exercise his or her right not to have the Adjusted Subordinated Notes to which such holder is entitled converted into Depositary Shares. See "Description of Depositary Shares" and "Description of Cumulative Preferred Stock" for a description of the terms of the Depositary Shares and the related Preferred Stock.

  If GWFC elects to lower the annual interest rate on the Subordinated Notes, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities as described in the previous paragraph, (i) the Adjusted Subordinated Notes will be converted into Depositary Shares of GWFC having a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, each Depositary Share representing a one-tenth interest in a share of 8 1/4% Cumulative Preferred Stock of GWFC, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which event such holder will be entitled to receive the Adjusted Subordinated Notes, and (ii) the Trust shall be dissolved, with the result that the Adjusted Subordinated Notes and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities.

  If Adjusted Subordinated Notes and/or Depositary Shares are distributed to any holder of Preferred Securities, GWFC will use its best efforts to have the Adjusted Subordinated Notes and the Depositary Shares, as the case may be, listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. GWFC will not attempt to have Adjusted Subordinated Notes listed on any exchange if it has given notice of its intent to redeem such Adjusted Subordinated Notes as described under "Description of the Subordinated Notes--Optional Redemption."

  After the date for any distribution of Adjusted Subordinated Notes, upon dissolution of the Trust,(i) the Preferred Securities and Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Adjusted Subordinated Notes or the Depositary Shares, as the case may be, to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Adjusted Subordinated Notes having an aggregate principal amount, or Depositary Shares having an aggregate stated liquidation amount, as the case may be, equal to the aggregate stated liquidation amount of such Preferred Securities, until such certificates are presented to GWFC or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities, the Adjusted Subordinated Notes or the Depositary Shares that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Adjusted Subordinated Notes or the Depositary Shares that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REGULATORY REDEMPTION EVENT

  "Regulatory Redemption Event" means that (i) GWFC (or its successor) is, becomes or pursuant to law or regulation will become within 180 days, subject to capital requirements under which all or any portion of the Preferred Securities would not constitute Tier 1 Capital and (ii) (a) a bank, savings and loan association, savings bank, or bank or savings and loan holding company (each a "Depository Institution") has issued or has been the sponsor of a trust or other entity (including but not limited to a general or limited partnership or limited liability company) that has issued securities that constitute Tier 1 Capital, and which issued securities, or the securities underlying such issued securities, are to be treated by such Depository Institution as indebtedness for U.S. federal income tax purposes, as evidenced by the disclosure document pursuant to which such securities were offered, and (b) GWFC (or its successor) has within 90 days after the later of such issuance or the satisfaction of the condition set forth in clause (i) above, received an opinion of independent counsel experienced in such matters that securities having substantially identical terms (except for rate, maturity and payment dates), if issued by GWFC (or its successor) or by a GWFC (or its successor) sponsored trust or other entity, at least 66 2/3% of which should constitute Tier 1 Capital for GWFC (or its successor) if the securities issued by such Depository Institution constituted Tier 1 Capital and such securities should be treated as indebtedness for U.S. federal income tax purposes.

  GWFC shall promptly notify the Regular Trustees of the occurrence of a Regulatory Redemption Event. During a period of 90 days following the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the Subordinated Notes (which may be in the form of Adjusted Subordinated Notes) in whole only, for cash at a redemption price equal to the aggregate principal amount of the Subordinated Notes plus accrued but unpaid interest thereon. See "Description of the Subordinated Notes--Optional Redemption." See also "Description of Cumulative Preferred Stock--Redemption" for a description of the possible redemption of Depositary Shares, if issued, upon the occurrence of a Regulatory Redemption Event.

  If GWFC elects to redeem the Subordinated Notes for cash, the written notice of its election shall specify a date for such redemption, which shall not be less than 30 nor more than 60 days after such notice. Upon the redemption of the Subordinated Notes, the Trust Securities, if still outstanding, with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then by 12:00 noon, New York City time, on the redemption date, and if GWFC has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Notes, then GWFC through the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to holders of the Preferred Securities. See "Book-Entry Only Issuance--The Depository Trust Company" below. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit or redemption date, if later, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by GWFC pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance--The Depository Trust Company" below; provided, however, that if the partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities, Preferred Securities may only be redeemed in whole.

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), GWFC or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement, provided that the acquiror is not the holder of the Common Securities or the obligor under the Subordinated Indenture.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Notes, Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, in an aggregate stated principal or liquidation amount, as applicable, equal to the aggregate stated liquidation amount of the Preferred Securities, with accrued and unpaid interest or dividends, as the case may be, equal to accrued and unpaid distributions on the Preferred Securities, have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on December 31, 2050, the expiration of the term of the Trust, (ii) upon the bankruptcy of GWFC or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or GWFC, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or GWFC and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Notes upon the occurrence of a Special Event or upon the distribution of Adjusted Subordinated Notes and/or Depositary Shares as a result of a Regulatory Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, GWFC or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Subordinated Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. See "Voting Rights" below.

  Upon the occurrence of a Declaration Event of Default, the Property Trustee as sole holder of the Subordinated Notes will have the right under the Subordinated Indenture to declare the principal of and interest on the Subordinated Notes to be immediately due and payable. GWFC and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

  If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal on the Subordinated Notes on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Trust Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Trust Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Trust Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

VOTING RIGHTS

  Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of Guarantee--Modifications of the Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

  Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Subordinated Notes, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Notes,
(ii) waive any past Indenture Event of Default that is waivable under the Subordinated Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Notes shall be due and payable; provided, however, that, where a consent or action under the Subordinated Indenture would require the consent or act of more than a majority of the holders in aggregate principal amount of Subordinated Notes (a "Super-Majority") affected thereby (or all of such holders, as applicable), only the holders of at least such Super-Majority of the Preferred Securities (or all of such holders, as applicable) may direct the Property Trustee to give such consent to take such action. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  In the event the consent of the Property Trustee, as the holder of the Subordinated Notes, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the affect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred

Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Notes, Adjusted Subordinated Notes or Depositary Shares in accordance with the Declaration. The Regular Trustees shall be obligated to call a meeting of the holders of the Preferred Securities if directed to do so by the holders of at least 10% in liquidation amount of the Preferred Securities requesting such meeting in accordance with the terms of the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by GWFC or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, GWFC shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Preferred Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by GWFC as the indirect or direct holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee); provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the liquidation, dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Preferred Securities rank with respect to distributions and payments upon liquidation, redemption and maturity, (ii) GWFC expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor

Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, GWFC has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) GWFC guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities guarantee (as defined in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

  There are no provisions which afford the holders of the Preferred Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving GWFC. There are also no provisions which require the repurchase of the Preferred Securities upon a change in control of GWFC.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued to or on behalf of DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures; provided that if, as a result of such redemption, Direct Participants would hold fractional interests in the Preferred Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interest.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). GWFC and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or GWFC, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust; disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of GWFC) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that GWFC and the Trust believe to be reliable, but neither GWFC nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

PAYING AGENT

  In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

  The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or GWFC may require) in respect of any tax or other government charges that may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. GWFC is authorized and directed to conduct its affairs so that the Subordinated Notes will be treated as indebtedness of GWFC for United States federal income tax purposes. In this connection, GWFC and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of GWFC, as applicable, that each of GWFC and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

  Holders of the Preferred Securities have no preemptive rights.

                     DESCRIPTION OF THE SUBORDINATED NOTES

  Set forth below is a description of the specific terms of the Subordinated Notes in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of Debt Securities" and in particular "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust." The following description of the material terms and provisions of the Subordinated Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of September 12, 1990, as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 and a Second Supplemental Indenture, dated as of December 6, 1995 (as amended and supplemented, the "Subordinated Indenture"), between the Company and Harris Trust and Savings Bank, as Indenture Trustee, filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Subordinated Indenture.

  Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event or Regulatory Event, Subordinated Notes or Adjusted Subordinated Notes may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "-- Regulatory Event Distribution or Conversion."

  If the Subordinated Notes or Adjusted Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes or Adjusted Subordinated Notes, as the case may be, listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed or quoted.

  The terms of the Adjusted Subordinated Notes, if issued, will be identical to the terms of the Subordinated Notes, except for the reduction of the annual interest rate. The following discussion of the terms of the Subordinated Notes applies to the Adjusted Subordinated Notes, except as otherwise expressly stated.

  The Subordinated Notes will not be savings accounts or deposits and will not be insured by the FDIC, the United States or any agency or fund of the United States.

GENERAL

  The Subordinated Notes will be issued as unsecured debt under the Subordinated Indenture. The Subordinated Notes will be limited in aggregate principal amount to approximately $103 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by GWFC in exchange for the Common Securities (the "GWFC Payment").

  The Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as hereinafter defined) and Additional Interest (as hereinafter defined), if any, on December 31, 2025, subject to the election of GWFC to extend the scheduled maturity date of the Subordinated Notes to a date not later than December 31, 2044, which election is subject to GWFC's satisfying certain financial covenants. See "Option to Extend Maturity Date" below.

  If Subordinated Notes or Adjusted Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Notes or Adjusted Subordinated Notes, as the case may be, will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Notes or Adjusted Subordinated Notes may be issued in certificated form in exchange for a Global Security (as defined below). See "Book-Entry and Settlement" below. In the event that Subordinated Notes or Adjusted Subordinated Notes are issued in certificated form, such Subordinated Notes or Adjusted Subordinated Notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Notes or Adjusted Subordinated Notes, as the case may be, issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Notes or Adjusted Subordinated Notes, as the case may be. In the event Subordinated Notes or Adjusted Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Notes or Adjusted Subordinated Notes will be registrable and Subordinated Notes or Adjusted Subordinated Notes will be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee; provided that, payment of interest may be made at the option of GWFC by check mailed to the address of the persons entitled thereto.

INTEREST

  Except as described under "Description of the Offered Preferred Securities-- Regulatory Event Distribution or Conversion," each Subordinated Note shall bear interest at the rate of 8 1/4% per annum (the "Original Coupon Rate") from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1995, to the person in whose name such Subordinated
Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Notes shall not continue to remain in book-entry only form, GWFC shall have the right to select such record dates which shall be not less than one Business Day prior to each Interest Payment Date.

  In the event the Adjusted Subordinated Notes are issued, each Adjusted Subordinated Note shall bear interest at the rate of 7 3/4% per annum (the "Adjusted Rate" and together with the Original Coupon Rate, the "Coupon Rate") from the date the Adjusted Subordinated Notes are distributed to holders of Trust Securities, and shall otherwise have payment and other terms identical to the terms of the Subordinated Notes.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, GWFC will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental changes will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This right shall not accrue to any holder of the Subordinated Notes other than the Trust.

OPTION TO EXTEND MATURITY DATE

  The maturity date of the Subordinated Notes is December 31, 2025 (the "Scheduled Maturity Date"). GWFC, however, may, before the Scheduled Maturity Date, extend such maturity date no more than one time, for up to an additional 19 years from the Scheduled Maturity Date, provided that (a) GWFC is not in bankruptcy or otherwise insolvent, (b) GWFC is not in default on the Subordinated Notes, (c) GWFC has made timely payments on the Subordinated Notes for the immediately preceding 18 months without deferrals, (d) the Trust is not in arrears on payments of distributions on the Preferred Securities, and (e) the Subordinated Notes are rated in one of the four highest rating categories by either Standard & Poor's Rating Group, Moody's Investors Service, Inc., Fitch Investor Services, Inc., Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization. Pursuant to the Declaration, the Regular Trustees are required to give notice of GWFC's election to extend the Scheduled Maturity Date to the holders of the Preferred Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC shall have the right at any time, and from time to time, during the term of the Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters. To the extent permitted by applicable law, interest, the payment of which has been deferred during such Extension Period, will bear interest at the applicable Coupon Rate, compounded quarterly ("Compound Interest") during the term of such Extension Period. At the end of any such Extension Period, GWFC shall pay all interest then accrued and unpaid (including any Compound Interest and Additional Interest); provided, that, during any such Extension Period, (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. GWFC has no intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers it unlikely that it will exercise that right in the future. If the Property Trustee shall be the sole holder of the Subordinated Notes, GWFC shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event no less than one Business Day prior to such record date. The Regular Trustees shall give notice of GWFC's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Notes, GWFC shall give the holders of the Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date GWFC is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Notes of the record or payment date of such related interest payment.

OPTIONAL REDEMPTION

  GWFC shall have the right to redeem the Subordinated Notes, in whole or in part, from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event or in whole for a limited time upon the occurrence of a Regulatory Redemption Event as described under "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "--Regulatory Redemption Event," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including

Compound and Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Notes would result in the delisting of the Preferred Securities, GWFC may only redeem the Subordinated Notes in whole.

  If, following a distribution of Adjusted Subordinated Notes, holders of Adjusted Subordinated Notes having an aggregate principal amount of 10% or less of the original aggregate principal amount of Subordinated Notes purchased by the Trust elect not to have their Adjusted Subordinated Notes converted into Depositary Shares, GWFC will have the option to redeem all outstanding Adjusted Subordinated Notes at such Redemption Price on any Business Day during the period from the Distribution Date on which the conversion of Adjusted Subordinated Notes into Depositary Shares is to occur, to and including the next succeeding Distribution Date. GWFC will give notice of its intent to redeem such Adjusted Subordinated Notes to the holders thereof at least 30 but not more than 60 days prior to the date on which such redemption is to occur.

SUBORDINATION

  The Subordinated Indenture provides that the Subordinated Notes are subordinated and junior in right of payment to all present and future Senior Indebtedness of GWFC. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying Prospectus. The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by GWFC. As of September 30, 1995, Senior Indebtedness of GWFC aggregated approximately $673 million. In addition, because GWFC is a holding company, its obligations under the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, such subsidiaries had total liabilities of approximately $41.2 billion.

CERTAIN COVENANTS

  If (i) there shall have occurred any event that would constitute an Event of Default under the Subordinated Indenture or (ii) GWFC shall be in default with respect to its payment of any obligations under the Guarantee, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  If GWFC shall have given notice of its election of an Extension Period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  For so long as the Trust Securities remain outstanding, GWFC will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of GWFC under the Subordinated Indenture may succeed to GWFC's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Notes or Adjusted Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

INDENTURE EVENTS OF DEFAULT

  An Indenture Event of Default is: (a) the failure to pay principal of any of the Subordinated Notes when due; provided, however, that a valid extension by GWFC of the maturity for the Subordinated Notes shall not constitute a default in the payment for this purpose; (b) the failure to pay any interest on any of the Subordinated Notes when due, continued for 10 days; provided, however, that a valid extension by GWFC of the interest payment period for the Subordinated Notes shall not constitute a default in the payment for this purpose; (c) failure to perform any other covenant of GWFC in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of one or more series of Debt Securities other than the Subordinated Notes), continued for 60 days after written notice as provided in the Subordinated Indenture; (d) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; (e) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by GWFC (including the Subordinated Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at a maturity an aggregate principal amount exceeding $10,000,000 unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to GWFC by the Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes declaring a default or GWFC is contesting the validity of such default in good faith by appropriate proceedings; and (f) the voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust to which (or to the Trustee of the Trust to which) Subordinated Notes were issued in connection with the issuance of the Trust Securities by the Trust, except in connection with the distribution of the Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

  If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Notes, will have the right to declare the principal of and the interest on the Subordinated Notes (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Notes. See "Description of Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Notes. See "Description of the Offered Preferred Securities--Declaration Events of Default" and "--Voting Rights."

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event or Regulatory Event, the Subordinated Notes or Adjusted Subordinated Notes, as the case may be, will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Notes or Adjusted Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Notes or Adjusted Subordinated Notes, as the case may be, in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Notes or Adjusted Subordinated Notes in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture, and no Global Security representing Subordinated Notes or Adjusted Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITARY

  If Subordinated Notes or Adjusted Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Notes or Adjusted Subordinated Notes, as the case may be. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Offered Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. GWFC may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of GWFC, the Trust, the Indenture Trustee, any paying agent and any other agent of GWFC or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Notes or Adjusted Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies GWFC that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be registered to act as such depositary and no successor depositary shall have been appointed, or (iii) GWFC, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

  The Subordinated Indenture will provide that GWFC, in its capacity as issuer of the Subordinated Notes, will pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

                        EFFECT OF OBLIGATIONS UNDER THE
                      SUBORDINATED NOTES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Notes.

  As long as payments of interest and other payments are made when due on the Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and payment dates on the Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities;
(iii) GWFC shall pay for all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Regular Trustees shall not take any action, or cause or permit the Trust to, among other things, engage in any activity, that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by GWFC as and to the extent set forth under "Description of Guarantee" in the accompanying Prospectus. If GWFC does not make interest payments on the Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

  If GWFC fails to make interest or other payments on the Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Offered Preferred Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Notes, including proceeding directly against GWFC to enforce the Subordinated Notes.

  If GWFC fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against GWFC to enforce the Guarantee Trustee's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

  The obligations of GWFC under the Declaration, the Guarantee, the Subordinated Notes and the Subordinated Indenture, taken together, provide a full and unconditional guarantee on a subordinated basis by GWFC of payments due on the Preferred Securities. See "Description of Guarantee--General" in the accompanying Prospectus.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following summary description of the Depositary Shares supplements the information set forth under the heading "Description of Depositary Shares" in the accompanying Prospectus, to which reference is hereby made. The following description of the material terms and provisions of the Depositary Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below which will be filed with the Securities and Exchange Commission at or prior to the time of the issuance of the Depositary Shares.

GENERAL

  Each Depositary Share represents a one-tenth interest in a share of the Preferred Stock. The shares of the Preferred Stock underlying the Depositary Shares will be deposited with Harris Trust Company of

California, as depositary ("Share Depositary"), under a Deposit Agreement (the "Deposit Agreement") among GWFC, the Share Depositary and the holders from time to time of the depositary receipts issued by the Share Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts so issued will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through the Share Depositary, in proportion to the one-tenth interest in a share of the Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of the Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of the Preferred Stock entitles the holder thereof to one vote on matters on which the Preferred Stock is entitled to vote, each Depositary Share will, in effect, entitle the holder thereof to one-tenth of a vote thereon, rather than one full vote. See "Description of Cumulative Preferred Stock--Voting Rights" herein and "Description of Depositary Shares" in the accompanying Prospectus.

  If the Depositary Shares are distributed to the holders of Preferred Securities, GWFC will use its best efforts to have the Depositary Shares listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed or quoted.

  The Depositary Shares will not be savings accounts or deposits and will not be insured by the FDIC, the United States or any agency or fund of the United States.

CHARGES OF DEPOSITARY

  GWFC will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. GWFC will pay charges of the Share Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

BOOK-ENTRY SETTLEMENT

  If distributed upon the conversion of Adjusted Subordinated Notes, the Depositary Receipts will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Depositary Receipts represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Depositary Receipts in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Depositary Receipts in definitive form and will not be considered the holders (as defined in the Deposit Agreement) thereof for any purpose under the Deposit Agreement and no Global Security representing Depositary Receipts shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Deposit Agreement.

THE DEPOSITARY

  If Depositary Receipts are distributed, DTC will act as securities depositary for the Depositary Receipts. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Offered Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any obligations represented by one or more Global Securities held by DTC. GWFC may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of GWFC, the Share Depositary and any agent of GWFC or the Share Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Depositary Receipts or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Depositary Receipts registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies GWFC that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary at any time, ceases to be so registered to act as such depositary and no successor depositary shall have been appointed, or
(iii) GWFC, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Depositary Receipts registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

                   DESCRIPTION OF CUMULATIVE PREFERRED STOCK

  The following description of the particular terms of the shares of 8 1/4% Cumulative Preferred Stock supplements the information set forth under the heading "Description of Preferred Stock" in the accompanying Prospectus, to which description reference is hereby made. The description of the material provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Preferred Stock which will be filed with the Securities and Exchange Commission at or prior to the time of the issuance of the Depositary Shares.

RANK

  The Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of GWFC with each other outstanding series of the preferred stock of GWFC. The Preferred Stock will rank prior to the Common Stock, $1.00 par value per share, of GWFC (the "Common Stock") as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of GWFC. As of September 30, 1995, the only shares of preferred stock of GWFC outstanding were 517,500 shares of GWFC's 8 3/4% Cumulative Convertible Preferred Stock (the "Convertible Preferred") and 660,000 shares of GWFC's 8.30% Cumulative Preferred Stock (the "Cumulative Preferred"). The Convertible Preferred is subject to redemption, in whole or in part, at the option of GWFC at $260.9375 per share during the period from May 1, 1996 through April 30, 1997 and at decreasing prices thereafter to $250 per share, in each case plus accrued and unpaid dividends to the redemption date. The Convertible Preferred is convertible at any time into Common Stock at a conversion rate of 12.255 shares of Common Stock for each share of Convertible Preferred. The Cumulative Preferred is subject to redemption in whole or in part, at any time on or after November 1, 1997, at $250 per share plus accrued and unpaid dividends to the redemption date.

  See "Description of Common Stock--Rights" in the accompanying Prospectus for a description of GWFC's Series A Junior Participating Preferred Stock, none of which is outstanding as of the date of this Prospectus Supplement. The Preferred Stock will rank prior to such Series A Preferred Stock as to both the payment of dividends and any distribution of assets upon dissolution, liquidation or winding up of GWFC.

DIVIDENDS

  Holders of shares of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of GWFC out of funds of GWFC legally available for payment, cash dividends at the rate of 8 1/4% per annum (equivalent to $2.0625 per Depositary Share). Dividends on the Preferred Stock will be payable quarterly on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the issuance of the Preferred Stock, at such annual rate. Each dividend will be payable to holders of record as they appear on the stock books of GWFC (or, if applicable, the records of the depositary) on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of GWFC. Dividends will be cumulative from the date of original issue. Dividends payable on the Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four.

REDEMPTION

  Except as noted below, shares of the Preferred Stock will not be redeemable prior to December 31, 2000. The shares of the Preferred Stock will be redeemable at the option of GWFC, in whole or in part, at any time or from time to time, on or after such date, on not less than 30 nor more than 60 days notice by mail, at a redemption price of $250 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends to the redemption date (the "Share Redemption Price"). In addition, during a period of 90 days after the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the shares of Preferred Stock in whole on not less than 30 nor more than 60 days notice by mail, at the Share Redemption Price. Under certain circumstances, the redemption of the Preferred Stock may require the prior consent of GWFC's then banking supervisory authority.

  The Preferred Stock will not be subject to any sinking fund or other obligation of GWFC to redeem or retire the Preferred Stock.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of GWFC, the holders of shares of Preferred Stock are entitled to receive out of assets of GWFC available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of GWFC ranking as to such a distribution junior to the shares of Preferred Stock, liquidating distributions in the amount of $250 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by GWFC.

VOTING RIGHTS

  Except as indicated below and under "Description of Preferred Stock--Voting Rights" in the accompanying Prospectus, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  If the equivalent of six quarterly dividends payable on the Preferred Stock are in arrears, the number of directors of GWFC will be increased by two and the holders of Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the

Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of GWFC and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Preferred Stock and all other classes of preferred stock whose holders are so entitled to vote shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

CONVERSION RIGHTS

  Shares of the Preferred Stock will not be convertible into shares of any other class or series of the capital stock of GWFC.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (with possible retroactive effect) and possible differing interpretations. This discussion deals only with Preferred Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, or persons whose functional currency is not the United States dollar. This discussion also does not deal with holders other than the original purchasers of the Preferred Securities or with holders who are not U.S. Holders (as defined below). Persons considering the purchase of the Preferred Securities should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Preferred Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Preferred Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Preferred Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Preferred Security that is not a U.S. Holder.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to GWFC and the Trust, has rendered its opinion to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. Holder of a Preferred Security will generally be considered the owner of an undivided interest in the Subordinated Notes, and each U.S. Holder will be required to include in its gross income the original issue discount (as described below) accrued with respect to its undivided interest in those Subordinated Notes.

CLASSIFICATION OF THE SUBORDINATED NOTES

  In connection with the issuance of the Subordinated Notes, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to GWFC and the Trust, will render its opinion generally to the effect that, under then current United States federal income tax law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the

Subordinated Notes held by the Trust will be classified for United States federal income tax purposes as indebtedness of GWFC. By acceptance of a Preferred Security, each holder covenants to treat the Subordinated Notes as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership in the Subordinated Notes.

ORIGINAL ISSUE DISCOUNT

  Because GWFC has the option, under the terms of the Subordinated Notes, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Notes will be treated as original issue discount ("OID"). U.S. Holders of debt instruments issued with OID may be required to include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a U.S. Holder's taxable interest income with respect to the Subordinated Notes will accrue as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues for any quarter will approximately equal the amount of the interest that accrues on the Subordinated Notes in that quarter at the stated interest rate. In the event that the interest payment period is extended, U.S. Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period, even though no payments of stated interest are being made.

  Corporate U.S. Holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

  U.S. Holders of Preferred Securities, other than U.S. Holders who purchased the Preferred Securities for a price equal to their par amount plus accrued interest upon their original issuance, may be considered to have acquired their undivided interests in the Subordinated Notes at a market discount, premium or acquisition premium as such phrases are defined for United States federal income tax purposes. Such U.S. Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under the caption "Description of the Offered Preferred Securities--Special Event Redemption or Distribution," Subordinated Notes may be distributed to U.S. Holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the Subordinated Notes equal to such U.S. Holder's aggregate tax basis in its Preferred Securities. A U.S. Holder's holding period in the Subordinated Notes so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such U.S. Holder.

  Under certain circumstances described herein (see "Description of the Offered Preferred Securities"), the Subordinated Notes may be redeemed for cash and the proceeds of such redemption distributed to U.S. Holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "Sales of Preferred Securities" below.

ADJUSTED SUBORDINATED NOTES AND CONVERSION TO DEPOSITARY SHARES

  A U.S. Holder that either receives Adjusted Subordinated Notes or Depositary Shares as a result of a Regulatory Event described under the caption "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion," should not recognize gain or loss for U.S. federal income tax purposes at that time. Accordingly, (i) the tax basis of Adjusted Subordinated Notes or Depositary Shares received by an owner of Preferred Securities should, upon receipt, equal the aggregate tax basis of such owner in such Preferred Securities and (ii) the holding period for the Adjusted Subordinated Notes or Depositary Shares in the hands of an owner of Preferred Securities should include the period during which such person owned such Preferred Securities.

DEPOSITARY SHARES

  Owners of the Depositary Shares, if issued, will be treated for United States federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for United States federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. The dividends on the Depositary Shares will qualify as dividends for purposes of the dividends received deduction to the extent that such dividends are paid out of GWFC's current or accumulated earnings and profits (and subject to certain generally applicable limitations). In addition,
(i) no gain or loss will be recognized for United States federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

SALES OF PREFERRED SECURITIES

  A U.S. Holder that sells a Preferred Security will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A U.S. Holder's adjusted tax basis in the Preferred Securities will generally be its initial purchase price increased by the amount of OID previously includible in such U.S. Holder's gross income to the date of disposition and decreased by the amount of payments received on the Preferred Securities (whether denominated as interest or principal). Such gain or loss will generally be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

INFORMATION REPORTING TO U.S. HOLDERS

  Income on the Preferred Securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Backup withholding of the United States federal income tax at a rate of 31% may apply to payments made in respect of Subordinated Notes to registered owners who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

  Upon the sale of Subordinated Notes to (or through) certain brokers, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller provides, in the required manner, certain identifying information.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the Internal Revenue Service.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc. and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                               NUMBER OF
           UNDERWRITERS                                   PREFERRED SECURITIES
           ------------                                   --------------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..............................       475,000
      Goldman, Sachs & Co................................       475,000
      Bear, Stearns & Co. Inc. ..........................       475,000
      Dean Witter Reynolds Inc. .........................       475,000
      Smith Barney Inc. .................................       475,000
      Robert W. Baird & Co. Incorporated.................        50,000
      Alex. Brown & Sons Incorporated....................        50,000
      Dain Bosworth Incorporated.........................        50,000
      Dillon, Read & Co. Inc. ...........................        50,000
      Donaldson, Lufkin & Jenrette Securities Corpora-
       tion..............................................        50,000
      A.G. Edwards & Sons, Inc. .........................        50,000
      EVEREN Securities, Inc. ...........................        50,000
      Oppenheimer & Co., Inc. ...........................        50,000
      PaineWebber Incorporated...........................        50,000
      Piper Jaffray Inc. ................................        50,000
      Prudential Securities Incorporated.................        50,000
      Raymond James & Associates, Inc. ..................        50,000
      Tucker Anthony Incorporated........................        50,000
      Advest, Inc. ......................................        25,000
      J.C. Bradford & Co. ...............................        25,000
      JW Charles Securities, Inc. .......................        25,000
      Commerzbank Capital Markets Corporation............        25,000
      Cowen & Company....................................        25,000
      Craigie Incorporated...............................        25,000
      Crowell, Weedon & Co. .............................        25,000
      Davenport & Co. of Virginia, Inc. .................        25,000
      Doft & Co., Inc. ..................................        25,000
      Dougherty, Dawkins, Strand & Bigelow Inc. .........        25,000
      Fahnestock & Co. Inc. .............................        25,000
      First Albany Corporation...........................        25,000
      First of Michigan Corporation......................        25,000
      Furman Selz Incorporated...........................        25,000
      Gruntal & Co., Incorporated........................        25,000
      J.J.B. Hilliard, W.L. Lyons, Inc. .................        25,000
      Interstate/Johnson Lane Corporation................        25,000
      Janney Montgomery Scott Inc. ......................        25,000

                                                                 NUMBER OF
           UNDERWRITERS                                     PREFERRED SECURITIES
           ------------                                     --------------------
      Josephthal Lyon & Ross Incorporated..................         25,000
      Legg Mason Wood Walker, Incorporated.................         25,000
      McDonald & Company Securities, Inc. .................         25,000
      McGinn, Smith & Co., Inc. ...........................         25,000
      Mesirow Financial, Inc. .............................         25,000
      Morgan Keegan & Company, Inc. .......................         25,000
      David A. Noyes & Company.............................         25,000
      The Ohio Company.....................................         25,000
      Principal Financial Securities, Inc. ................         25,000
      Pryor, McClendon, Counts & Co., Inc. ................         25,000
      Rauscher Pierce Refsnes, Inc. .......................         25,000
      The Robinson-Humphrey Company, Inc. .................         25,000
      Rodman & Renshaw, Inc. ..............................         25,000
      Roney & Co. .........................................         25,000
      Scott & Stringfellow, Inc. ..........................         25,000
      Stifel, Nicolaus & Company, Incorporated.............         25,000
      Sutro & Co. Incorporated.............................         25,000
      US Clearing Corp. ...................................         25,000
      Utendahl Capital Partners, L.P. .....................         25,000
      Wheat, First Securities, Inc. .......................         25,000
      Yamaichi International (America), Inc. ..............         25,000
                                                                 ---------
            Total..........................................      4,000,000
                                                                 =========

  The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $.50 per Preferred Security, provided that such concession for sales of 10,000 or more Preferred Securities to any single purchaser will be $.30 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.30 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Notes of GWFC, the Purchase Agreement provides that GWFC will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $.7875 per Preferred Security (or $3,150,000 in the aggregate) for the accounts of the several Underwriters; provided that, such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

  During a period of 30 days from the date of the Prospectus Supplement, neither GWFC nor the Trust will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any equity securities substantially similar to the Preferred Securities, Subordinated Notes or any debt securities substantially similar to the Subordinated Notes, or any security convertible into or exchangeable into or exercisable for Preferred Securities, any equity securities substantially similar to the Preferred Securities, Subordinated Notes or any debt securities substantially similar to the Subordinated Notes (except for the Subordinated Notes and the Preferred Securities offered hereby).

  The Preferred Securities have been approved for listing on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  The Trust and GWFC have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

  The validity of the Preferred Securities will be passed upon by Skadden, Arps, Slate, Meager & Flom, special counsel to the Trust. The validity of the Subordinated Notes, the Guarantee, the Depositary Shares and the Preferred Stock and certain matters relating thereto will be passed upon for GWFC by O'Melveny & Myers. Brown & Wood will act as counsel to the Underwriters.

PROSPECTUS

                            [LOGO OF GREAT WESTERN]

                        GREAT WESTERN FINANCIAL TRUST I
                                  SECURITIES

  Great Western Financial Corporation (the "Company") may offer from time to time, in one or more series, its unsecured senior debt securities (the "Senior Debt Securities"), warrants to purchase Senior Debt Securities (the "Senior Debt Securities Warrants"), its unsecured subordinated debt securities (the "Subordinated Debt Securities"), warrants to purchase Subordinated Debt Securities (the "Subordinated Debt Securities Warrants"), shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants"), Depositary Shares (as defined below), warrants to purchase Depositary Shares (the "Depositary Shares Warrants"), shares of its Common Stock, par value $1.00 per share (the "Common Stock"), and warrants to purchase Common Stock (the "Common Stock Warrants," and with the Senior Debt Securities Warrants, the Subordinated Debt Securities Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants, being collectively referred to herein as the "Securities Warrants"). Great Western Financial Trust I (the "Trust") may offer from time to time preferred securities representing undivided beneficial interests in the assets of the Trust (the "Preferred Securities"). The payment of periodic cash distributions with respect to the Preferred Securities out of moneys held by the Trust and payments on liquidation, redemption or otherwise with respect to the Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Guarantee"). The Senior Debt Securities, the Subordinated Debt Securities, the Preferred Stock, the Common Stock, the Securities Warrants, the Preferred Securities and the Guarantee are collectively referred to herein as the "Securities." Securities will have an aggregate offering price of $750,000,000 and will be offered on terms to be determined at the time of offering.

  In the case of Senior Debt Securities or Subordinated Debt Securities (collectively, the "Debt Securities"), the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of any interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the accompanying Prospectus Supplement. In the case of Preferred Securities, the designation, number of securities, liquidation preference per security, purchase price, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions related to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase Subordinated Debt Securities of the Company will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

  Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or the Trust or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

  The Senior Debt Securities, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, if issued, will be unsecured and subordinated to all present and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."

  THE SECURITIES WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON  THE
       ACCURACY OR ADEQUACY  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

December 6, 1995

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT HERETO.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and at the offices of The International Stock Exchange of the United Kingdom and the Republic of Ireland.

  No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned directly or indirectly by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the obligations of the Trust under the Trust Securities (as defined herein) are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. For financial statement purposes, the Trust will be consolidated with the Company. See "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust" and "Description of Guarantee."

  This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and reference is hereby made to such Registration Statement, including the exhibits thereto.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by the Form 10K-A dated April 24, 1995; (2) Quarterly Report on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (3) Current Reports on Form 8-K dated June 30, 1995 and November 29, 1995; and (4) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to the Corporate Secretary of the Company at 9200 Oakland Avenue, Chatsworth, California 91311, telephone number
(818) 775-3411.

                                  THE COMPANY

GENERAL

  The Company is a savings and loan holding company organized in 1955 under the laws of the State of Delaware. The principal assets of the Company are the capital stock of Great Western Bank, a Federal Savings Bank ("GWB") and Aristar, Inc. ("Aristar"). GWB is a federally chartered stock savings bank. GWB conducts most of its retail banking through approximately 418 offices located primarily in California and Florida. Real estate lending operations are conducted directly by GWB or by direct subsidiaries through approximately 254 offices in 23 states with concentration in California, Florida and Washington. Directly or through its subsidiaries, GWB also engages in mortgage banking and other related financial services. Aristar conducts consumer finance operations through 476 offices in 21 states, most of which operate principally under the names Blazer Financial Services or City Finance and provide direct installment loans and related credit insurance services and purchase retail installment contracts. At September 30, 1995, the Company had consolidated total assets of approximately $44.7 billion.

  GWB is regulated by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") which, through the Savings Association Insurance Fund, insures the deposit accounts of savings associations. GWB is a member of the Federal Home Loan Bank of San Francisco, which is one of several regional banks for federally insured savings institutions comprising the Federal Home Loan Bank System. GWB is further subject to certain regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and other matters.

  The Company is a legal entity separate and distinct from GWB. The principal source of the Company's revenues on an unconsolidated basis has been dividends, interest and management fees from GWB. Various statutory and regulatory restrictions and tax considerations, however, can limit, directly or indirectly, the amount of dividends, interest and management fees payable by GWB. Dividends from Aristar continue to be a source of revenue to the Company.

  The operations of savings associations such as GWB are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of regulatory authorities, including the Federal Reserve Board, the OTS and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. The Company competes with commercial banks and other financial intermediaries for funds. Lending and other investment activities are affected by the demand for mortgage financing and consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

  The Company and certain of its subsidiaries and their employees are defendants in three actions which allege that defendants misused confidential customer data belonging to deposit customers of GWB and misled depositors to move their savings from federally insured deposit accounts to proprietary mutual funds and other securities which were uninsured, fluctuated in value, and for which a commission was charged. One action was brought by 24 customers of the Company's subsidiary, Great Western Financial Securities Corporation ("GWFSC"), on their own behalf seeking damages for losses sustained when plaintiffs purchased securities through GWFSC. Plaintiffs in that action also seek to represent the people of the State of California with respect to claims alleging unfair and misleading business practices. The second action has been conditionally certified as a class action on behalf of all California residents who, from April 13, 1992 through April 14, 1995, were deposit customers of a GWB branch in fourteen California counties who bought securities through GWFSC. The final action is a putative class action brought on behalf of all full and part-time residents of the State of Florida who from May 8, 1991 through May 8, 1995 were customers of a GWB branch or who sought the services of a GWB branch and who purchased certain proprietary mutual funds through GWFSC. The Company and its subsidiaries have also been advised by the Commission of an inquiry into the allegations in two of the actions. The Company and its subsidiaries are vigorously defending the litigation and cooperating with the Commission in its inquiry. The Company does not believe that these legal actions will have a material adverse effect on the Company or its financial condition.

  The Company from time to time engages in merger discussions with other financial institutions and reviews various acquisition opportunities, including transactions with governmental agencies. No assurances can be given that the Company will complete any particular transaction.

  The Company's executive offices are located at 9200 Oakdale Avenue, Chatsworth, California 91311, and its telephone number is (818) 775-3411.

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to
(i) a declaration of trust (the "Declaration") executed by the Company, as sponsor for the Trust (the "Sponsor"), and Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on September 27, 1995. The Trust exists for the exclusive purpose of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities of the Company and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of approximately 55 years but may terminate earlier, as provided in the Declaration.

  The Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trust. The duties and obligations of the Trustees shall be governed by the Declaration. One Trustee of the Trust will be either a natural person who is a resident of the State of Delaware or an entity which has its principal place of business in the State of Delaware (the "Delaware Trustee"). A financial institution that is not affiliated with the Company and has a specified minimum amount of aggregate capital, surplus and undivided profits of not less than $50,000,000 shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). The Property Trustee will be the only trustee of the Trust that will be a trustee for purposes of the Trust Indenture Act. The remaining Trustees of the Trust will be persons who are employees or officers of, or who are affiliated with, the Company (the "Regular Trustees"). The Company will pay all debts and obligations of the Trust (other than with respect to Trust Securities) and all fees and expenses related to the Trust and the offering of the Trust Securities. The initial Delaware Trustee for the Trust is Michael J. Majchrzak, FCC National Bank, 300 King Street, Wilmington, Delaware 19801. The initial Property Trustee is The First National Bank of Chicago, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. The address for the Trust is c/o Great Western Financial Corporation, the Sponsor of the Trust, at the Company's corporate headquarters at 9200 Oakdale Avenue, Chatsworth, California 91311.

                                USE OF PROCEEDS

  Except as otherwise disclosed in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities by the Company (including the sale of any Subordinated Debt Securities to the Trust) are intended to be used for general corporate purposes, which may include lending and investment activities, repayment or purchase of outstanding debt, investments in or extensions of credit to subsidiaries or development of new business. The Trust will use all proceeds received from the sale of Preferred Securities to purchase Subordinated Debt Securities from the Company.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial and other data for the Company and its consolidated subsidiaries for the periods indicated. Such information is qualified in its entirety by the more detailed financial information set forth in the financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------
                             1994        1993        1992        1991        1990
                          ----------- ----------- ----------- ----------- -----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
SUMMARY OF OPERATIONS
Interest income.........  $ 2,629,718 $ 2,680,784 $ 3,091,093 $ 3,718,796 $ 4,073,085
Interest expense........    1,307,448   1,297,930   1,668,731   2,453,540   2,905,134
                          ----------- ----------- ----------- ----------- -----------
Net interest income.....    1,322,270   1,382,854   1,422,362   1,265,256   1,167,951
Provision for loan
 losses.................      207,200     463,000     420,000     149,900     285,000
                          ----------- ----------- ----------- ----------- -----------
Net interest income
 after provision for
 loan losses............    1,115,070     919,854   1,002,362   1,115,356     882,951
Other income............      367,897     327,855     282,131     257,582     192,393
Noninterest expense.....    1,076,433   1,155,662   1,188,981     867,508     799,670
                          ----------- ----------- ----------- ----------- -----------
Earnings before taxes on
 income.................      406,534      92,047      95,512     505,430     275,674
Federal and state taxes
 on income..............      155,300      30,000      41,600     207,300     148,600
Accounting changes......          --          --       31,094         --          --
                          ----------- ----------- ----------- ----------- -----------
Net earnings............  $   251,234 $    62,047 $    85,006 $   298,130 $   127,074
                          =========== =========== =========== =========== ===========
SUMMARY OF FINANCIAL
 CONDITION
Cash and securities.....  $ 2,065,660 $ 1,846,780 $ 1,660,485 $ 1,397,529 $ 1,819,823
Loans receivable and
 mortgage-backed
 securities.............   37,647,975  33,850,799  33,752,661  35,115,730  34,767,295
Real estate.............      256,967     434,077   1,153,383   1,123,043     960,815
Other assets............    2,247,655   2,216,704   1,872,657   1,963,326   1,857,874
                          ----------- ----------- ----------- ----------- -----------
Total assets............  $42,218,257 $38,348,360 $38,439,186 $39,599,628 $39,405,807
                          =========== =========== =========== =========== ===========
Customer accounts.......  $28,700,947 $31,531,563 $30,908,665 $30,570,368 $29,649,038
Borrowings and
 debentures.............   10,120,660   3,479,341   4,151,052   5,592,453   6,539,388
Other liabilities.......      912,864     914,055     929,735   1,115,747   1,207,539
Stockholders' equity....    2,483,786   2,423,401   2,449,734   2,321,060   2,009,842
                          ----------- ----------- ----------- ----------- -----------
Total liabilities and
 equity.................  $42,218,257 $38,348,360 $38,439,186 $39,599,628 $39,405,807
                          =========== =========== =========== =========== ===========
PER COMMON SHARE DATA
Fully diluted earnings
 .......................  $      1.69 $       .28 $       .53 $      2.24 $       .99
Dividends...............          .92         .92         .91         .87         .83

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for each of the periods indicated. Earnings represent earnings before income taxes, accounting changes and fixed charges. Fixed charges, excluding interest on customer accounts, represent other interest expense (including capitalized interest) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on customer accounts, represent all interest expense (including capitalized interest) and one-third of rents.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1994 1993 1992 1991 1990
                                                        ---- ---- ---- ---- ----
Excluding interest on customer accounts................ 2.05 1.23 1.26 1.96 1.30
Including interest on customer accounts................ 1.30 1.07 1.05 1.20 1.09

                         DESCRIPTION OF DEBT SECURITIES

  Senior Debt Securities may be issued from time to time in series under an Indenture dated as of September 12, 1990, between the Company and First Interstate Bank, Ltd., as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 (as amended and supplemented, the "Senior Indenture"), among the Company, First Interstate Bank, Ltd. and Citibank, N.A., as Trustee (the "Senior Trustee"). Subordinated Debt Securities may be issued from time to time in series under an Indenture dated as of September 12, 1990, as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 (as amended and supplemented, the "Subordinated Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Indenture Trustees." As used under this caption, unless the context otherwise requires, Offered Senior Debt Securities, Offered Subordinated Debt Securities and Offered Debt Securities shall mean the Senior Debt Securities, the Subordinated Debt Securities and the Debt Securities, respectively, offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are summaries of the material general provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definition therein of certain terms, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following sets forth material general terms and provisions of the Debt Securities. Further material terms of the Offered Debt Securities will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  Each Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder. The Debt Securities will not be savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation, the United States or any agency or fund of the United States.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the specific title of the Offered Debt Securities;
(2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount of the Offered Debt Securities; (4) the percentage of their principal amount at which the Offered Debt Securities will be issued; (5) the date on which the Offered Debt Securities will mature; (6) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest; (7) the times at which any such interest will be payable;
(8) any provisions relating to optional or mandatory redemption of the Offered Debt Securities at the option of the Company or pursuant to sinking fund or analogous provisions; (9) the denominations in which the Offered Debt Securities are authorized to be issued; (10) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt Securities of another series; (11) whether the Offered Debt Securities are to be issued in fully registered form without coupons or in bearer form with interest coupons or both; (12) whether the Offered Debt Securities are denominated in United States dollars or a foreign currency or units of two or more of such foreign currencies and whether interest is payable in a currency other than the currency in which the Offered Debt Securities are denominated; (13) the place or places at which the Company will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; (14) whether the Offered Debt Securities will be issued in whole or in part in global form; (15) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the respective Indenture; and (16) any other specific terms of the Offered Debt Securities.

  The applicable Prospectus Supplement with respect to a series of Offered Subordinated Debt Securities issued by the Company to the Trust will describe the rights, if any, of the Company to defer payments of interest on the Offered Subordinated Debt Securities by extending the interest payment period, and the duration of any such extensions.

  One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF SENIOR DEBT SECURITIES

  The Senior Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a savings and loan holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the Senior Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including GWB, to the Company are subject to statutory and regulatory restrictions and tax considerations.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of, and premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) incurred in connection with the acquisition by the Company or a subsidiary of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company unless the terms of the instrument evidencing such indebtedness or pursuant to which such indebtedness is issued specifically provide that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness. The Subordinated Indenture does not contain any limitations on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

  No payment pursuant to the Subordinated Debt Securities may be made unless all amounts of principal (and premium, if any) and interest then due on all Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities.

  The Prospectus Supplement relating to an issue of Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such Subordinated Debt Securities will be senior to the Subordinated Debt Securities. The Prospectus Supplement will also describe any limitations on the issuance of additional Senior Indebtedness.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

ABSENCE OF RESTRICTIVE COVENANTS

  The Company is not restricted by the Indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or, except as noted below, from creating liens on its property for any purpose. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as set forth in the Indenture and described under the heading "Covenants for Debt Securities" below, there are no provisions of the Indentures which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

COVENANTS FOR DEBT SECURITIES

  With respect to both the Senior Debt Securities and the Subordinated Debt Securities, the Indentures contain the following covenants:

  Limitations on Liens. The Company may not create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Indentures, including liens in favor of the United States or any state thereof) on the Voting Stock (as defined in the Indentures) of GWB owned directly or indirectly by the Company without making effective provision whereby the outstanding Debt Securities will be secured equally and ratably with such secured indebtedness, except that the foregoing shall not restrict any such pledge, lien or other encumbrance if (i) GWB (having obtained any necessary regulatory approval) has guaranteed payment of the principal of and interest on the outstanding Debt Securities, or (ii) after giving effect to such pledge, lien or other encumbrance, the Company will own directly or indirectly more than 80% of the outstanding shares of the Voting Stock (except for directors' qualifying shares) of GWB (which term includes any successor by merger, assumption, conversion or otherwise) free of any such pledge, lien or other encumbrance.

  Limitations on Disposition of Voting Stock of, and Merger and Sale of Assets by, GWB. The Company (which term includes any successor by merger, assumption or otherwise) will own directly or indirectly more than 80% of the outstanding shares of the Voting Stock (except for directors' qualifying shares) of GWB (which term includes any successor by merger, assumption, conversion or otherwise); except that the foregoing shall not restrict (i) any transfer where the proceeds are invested, within 30 days of such transfer, in an 80% owned subsidiary (including any corporation or other entity which upon such investment becomes such a subsidiary) engaged principally in a savings, banking or other depository institution business, (ii) any disposition in exchange for (or in connection with which the Company becomes the owner of) more than 80% of the stock of any savings, banking or other depository institutions, or (iii) any transfer following a guarantee by GWB (having obtained any necessary regulatory approval) of payment of the principal of and interest on the outstanding Debt Securities.

EVENTS OF DEFAULT

  An Event of Default with respect to Debt Securities of any series is defined in each of the Indentures as being: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization of the Company; (f) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by the Company (including the Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $10,000,000, unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to the Company by the Indenture Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities declaring a default, or the Company is contesting the validity of such default in good faith by appropriate proceedings; and (g) any other Event of Default provided with respect to the Debt Securities of that series.

  If an Event of Default with respect to the outstanding Debt Securities of any series occurs and is continuing, either the Indenture Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

  The Indentures provide that, subject to the duty of the Indenture Trustee during default to act with the required standard of care, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee and subject to certain limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series.

  The Company is required to furnish to the Indenture Trustees annually a statement as to the performance by the Company of certain of its obligations under the Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

  Modifications and amendments of each of the Indentures may be made by the Company and the respective Indenture Trustee without the consent of any Holders to, among other things, (a) evidence the succession of another corporation to the Company, (b) add to the covenants of the Company or surrender any right or power conferred upon the Company, (c) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series in any material respect, or (d) evidence and provide for a successor Indenture Trustee.

  Modifications and amendments of each of the Indentures may be made by the Company and the respective Indenture Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modifications or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of, or premium or interest, if any, on any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (d) change the currency of payment of the principal of, or premium or interest, if any, on any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the outstanding Subordinated Debt Securities, (g) modify the conversion provisions, if any, of any Debt Security in a manner adverse to the Holder of that Debt Security, or
(h) reduce the percentage in principal amount of the outstanding Debt Security of any series, the consent of whose Holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indentures. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indentures with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indentures cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Each of the Indentures provide that the Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of the United States or any state, provided that the successor corporation assumes the Company's obligations under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES ISSUED TO THE TRUST

  In the event Subordinated Debt Securities are issued to the Trust (or a Trustee of the Trust) in connection with the issuance of Trust Securities by the Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of the Trust Securities in connection with the dissolution of the Trust upon the occurrence of certain events to be described in the Prospectus Supplement relating to the Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Trust, or a Trustee of the Trust.

  If Subordinated Debt Securities of the Company are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities and
(i) there shall have occurred any event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee (as defined herein) or Common Securities guarantee (see "Description of Guarantee"), or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided with respect to that series of Subordinated Debt Securities and such period, or any extension thereof, shall be continuing, then (a) the Company shall not, and shall cause any subsidiary of the Company that is not a wholly owned subsidiary of the Company not to, declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided however, that, restriction (a) above will not apply to any stock dividend paid by the Company or any of its subsidiaries where the dividend stock is the same stock as that on which the dividend is being paid.

  In the event Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities, for so long as the Trust Securities remain outstanding, the Company will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities and
(ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

  If Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities, (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates on the Trust Securities; and (iii) the Company will agree to pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

  If Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities and an Event of Default with respect to the Subordinated Debt Securities, constituting the failure to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Trust Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. The holders of Trust Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities unless the Trustee of the Trust fails to do so.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific material terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests or participants) or by participants or persons that hold through participants (with respect to interest of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Indenture Trustee and their respective agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depositary. In addition, notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners. Except as set forth herein or otherwise provided in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Indenture Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

REGARDING THE INDENTURE TRUSTEES

 Senior Trustee

  The Company maintains deposit accounts and banking relationships with the Senior Trustee and engages in various investments and borrowing transactions with the Senior Trustee.

 Subordinated Trustee

  GWB maintains deposit accounts and banking relationships with the Subordinated Trustee and engages in various investments and borrowing transactions with the Subordinated Trustee.

                         DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth material general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Other material terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of the provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the certificate of designations (a "Certificate of Designations") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. Further material provisions of the Preferred Stock will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). See "Description of Common Stock."

  Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

  As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts (the "Depositary Receipts"), each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

  Under regulations adopted by the OTS, if the holders of shares of any series of Preferred Stock of the Company become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of more than 25% of such series (or a holder of more than 10% if it has any "control factor" with respect to the Company or a holder of any shares of Preferred Stock if it exercises a "controlling influence" over the Company) may then be subject to regulation as a savings and loan holding company in accordance with the Savings and Loan Holding Company Act, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other savings and loan holding company may be required to obtain the approval of the OTS under the Savings and Loan Holding Company Act, as amended, to acquire or retain more than 5% of such series and (ii) any person other than a savings and loan holding company may be required to obtain the approval of the OTS under the Change in Bank Control Act to acquire or retain more than 10% of such series.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued;
(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; (vii) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

  Pursuant to the Certificate of Incorporation, the Company's Board of Directors is classified into three classes, such classes to include as nearly equal a number of directors as possible. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this Prospectus, there are eleven directors. The Certificate of Incorporation provides that (i) notwithstanding any increase or decrease in the authorized number of directors, each director then serving shall continue as a director until the expiration of his term, (ii) no director may be removed except for cause, and (iii) any vacancy in any class of directors, including a vacancy arising through an increase in the number of directors, shall be filled by a majority of the remaining directors of such class or by the sole remaining director of such class or, if none, by a majority of the remaining directors. Notwithstanding the foregoing, whenever the stockholders of any class of stock or series thereof are entitled to elect one or more directors of the Company by the provisions of the Certificate of Incorporation, including any Certificate of Designations, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series thereof then in office, or by the sole remaining director so elected. The affirmative vote of stockholders representing at least 75 percent of the shares entitled to vote thereon is required to amend or repeal the provisions described in the preceding two sentences or the classification of the Company's Board of Directors into three classes.

  Certain of the foregoing provisions of the Certificate of Incorporation will likely make it more difficult for another entity to effect certain business combinations with the Company or to take control of the Board of Directors of the Company. In addition, the foregoing summary of certain provisions of the Certificate of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Certificate of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

DIVIDEND RIGHTS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Share Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock and other than the redemption of Rights (as defined below) of the Company.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

  So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

  Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66 2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

  With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

  As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

TRANSFER AGENT AND REGISTRAR

  Unless otherwise indicated in a Prospectus Supplement relating thereto, Harris Trust Company of California will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of the material general provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts do not purport to be complete and are subject to and qualified in their entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part. Further material provisions of the Depositary Shares will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

  The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

  Upon surrender of Depositary Receipts at the office of the Share Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Share Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Share Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Share Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Share Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Share Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Share Depositary determines that it is not feasible to make such distribution, in which case the Share Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Receipts.

  The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Share Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Share Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Share Depositary. The Share Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Share Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Share Depositary, the Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Share Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which such holders were entitled upon such redemption upon surrender to the Share Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Share Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Share Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Share Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Share Depositary in order to enable the Share Depositary to do so. The Share Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Share Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Share Depositary only after (i) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made, (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (iii) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

  The Share Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Share Depositary's books, all reports and communications from the Company which are delivered to the Share Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Share Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par or stated value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company.

  Neither the Share Depositary nor any of its agents nor any registrar nor the Company will be (i) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (ii) subject to any liability under the Deposit Agreement to holders of Depositary

Receipts other than for the relevant party's gross negligence or willful misconduct, or (iii) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF SHARE DEPOSITARY

  The Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Share Depositary and its acceptance of such appointment. Such successor Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Subject to the rights of holders of preferred stock of the Company, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of preferred stock of the Company), the assets legally available for distribution to holders of Common Stock shall be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment.

  The Transfer Agent and Registrar for the Common Stock is Harris Trust Company of California.

RIGHTS

  On June 24, 1986, the Board of Directors of the Company adopted a Rights Plan pursuant to which the Company distributed one right (a "Right") for each outstanding share of Common Stock held as of the close of business on July 14, 1986. As a result of the five for two stock dividend paid on May 28, 1987 to holders of record of the Common Stock on May 14, 1987, effective May 28, 1987 each Right was proportionally adjusted so that each share of Common Stock is accompanied by two-fifths of a Right instead of one full Right. Only full Rights will be exercisable if the Rights become exercisable. In addition, the Rights Plan was amended by amendments dated as of February 19, 1988 and June 27, 1995.

  Each full Right, if it becomes exercisable, initially entitles the holder to purchase from the Company a unit of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $175 per unit, subject to adjustment. The Rights attach to shares of Common Stock issued after July 14, 1986, and will expire on July 14, 1996 unless redeemed earlier. The Rights may not be exercised, and will not detach or trade separately from the Common Stock, except as described below.

  The Rights will detach from the Common Stock and may be exercised only if a person or group becomes the beneficial owner of 15% or more of the Common Stock (a "Stock Acquisition"). If a Stock Acquisition occurs (except pursuant to an offer for all outstanding shares of the Common Stock which the Company's independent directors determine is fair to and otherwise in the best interests of the Company and its stockholders), the Rights "flip-in" and each Right not owned by such person will entitle the holder to purchase, at the Right's then current exercise price, Common Stock (or, if the number of shares of authorized Common Stock is insufficient to permit the full exercise of the Rights, cash, property or other securities of the Company) having a formula value equal to twice the Right's exercise price. In addition, if at any time following a Stock Acquisition, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer at the same price and for the same consideration as the offer approved by the Board of Directors of the Company as described in the immediately preceding sentence), or (ii) 50% or more of the Company's assets or earnings power is sold or transferred, the Rights "flip-over" and each unexercised Right will entitle its holder to purchase, at the Right's then current exercise price, common shares of the other person having a formula value equal to twice the Right's exercise price. The Rights may be redeemed by the Company at any time prior to ten days following the date of a Stock Acquisition (which period may be extended by the Company's Board of Directors at any time while the Rights are still redeemable). Upon the occurrence of a "flip-in" or "flip-over" event, if the Rights are not redeemed, the Rights would result in substantial dilution to any person who has acquired 15% or more of the outstanding Common Stock or who attempts to merge or consolidate with the Company. As a result, the Rights may deter potential attempts to acquire control of the Company without the approval of the Company's Board of Directors.

  On June 27, 1995, the Board of Directors of the Company also declared a dividend distribution of one Right (each a "New Right") for each outstanding share of Common Stock to stockholders of record at the close of business on the earlier of the date on which the current Rights Plan expires or the date on which the existing Rights are redeemed in accordance with the provisions of the current Rights Plan. Each New Right is identical to the existing Rights, except that the New Rights will initially entitle the holder to purchase from the Company a unit of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $80.00 per unit, subject to adjustment, and the New Rights will expire on July 14, 2006.

                      DESCRIPTION OF PREFERRED SECURITIES

  Set forth below is a summary of information concerning the Preferred Securities which may be issued by the Trust. The Declaration authorizes the Regular Trustees of the Trust to issue on behalf of the Trust one series of Preferred Securities having the terms described in the Prospectus Supplement relating thereto. The Declaration will be qualified as an indenture under the Trust Indenture Act. The terms of the Preferred Securities will be those set forth in the Declaration and those made part of the Declaration by the Trust Indenture Act. This summary of the material general provisions of the Preferred Securities does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Declaration, as amended and restated, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Further material provisions of the Preferred Securities will be summarized in the Prospectus Supplement relating thereto.

  The Preferred Securities will have such terms, including distribution, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms, including (i) the distinctive designation of the Preferred Securities,
(ii) the number of Preferred Securities issued, (iii) the annual distribution rate (or method for determining such rate) for the Preferred Securities and the date or dates upon which such distributions shall be payable (provided, however, that distributions on the Preferred Securities shall be payable on a quarterly basis to holders of the Preferred Securities as of a record date in each quarter during which the Preferred Securities are outstanding), (iv) whether distributions on Preferred Securities issued by the Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the Preferred Securities shall be cumulative,
(v) the amount or amounts which shall be paid out of the assets of the Trust to the holders of the Preferred Securities upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, (vi) the obligation, if any, of the Trust to purchase or redeem the Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of the Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of the Preferred Securities, as a condition to specified action or amendments to the Declaration, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions on Preferred Securities consistent with the Declaration and applicable law.

  All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Guarantee." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Preferred Securities, the Trust will issue one series of Common Securities having such terms including distribution, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth therein. The terms of the Common Securities will be substantially identical to the terms of the Preferred Securities and the Common Securities will rank pari passu, and payments will be made thereon pro rata with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Trustees of the Trust. All of the Common Securities will be directly or indirectly owned by the Company.

                            DESCRIPTION OF GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This summary of the material general provisions of the Guarantee does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. Further material provisions of the Guarantee will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following amounts with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by the Trust, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, which funds would exist only to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities,
(ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent the Trust has funds available therefor with respect to any Preferred Securities called for redemption by the Trust, which funds would exist only to the extent the Company has paid the redemption price for the Subordinated Debt Securities called for redemption and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities of the Company to the holders of Preferred Securities or the redemption of all the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust."

  The obligations of the Company under the Declaration, the Guarantee, the Subordinated Indenture and the Subordinated Debt Securities will collectively provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

  The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities guarantee") to the same extent as the Guarantee, except that, upon an Event of Default under the Subordinated Indenture, holders of Preferred Securities under the Guarantee shall have priority over holders of Common Securities under the Common Securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not, and shall cause any subsidiary of the Company which is not a wholly-owned subsidiary of the Company not to, declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. However, the restriction in (a) above will not apply to any stock dividend paid by the Company, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

  Except with respect to any changes that do not adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the Preferred Securities then outstanding. All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An Event of Default under the Guarantee will occur upon the failure of the Company to make any of the payments required by the Guarantee or to perform its other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person.

  The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Subordinated Debt Securities of the Company held by the Trust to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company (other than the Common Securities guarantee or any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company as the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                       DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of the material general provisions of the Securities Warrant Agreements and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants. Further material provisions of the Securities Warrants will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States Federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other terms of such Securities Warrants.

  In the case of Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such share of Preferred Stock or Depositary Share; (iv) the date, if any, on and after which such Securities Warrants and the Common Stock or related series of Preferred Stock or Depositary Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; and (vii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock will be offered and exercisable for United States dollars only and will be in registered form only.

  Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of such Preferred Stock, Depositary Shares or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

CERTAIN RISK CONSIDERATIONS

  Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

  Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase if the price or, if applicable, dividend rate on the underlying securities, increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out-of-the-money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

  In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants,
(ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

  Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock, Depositary Shares or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrants certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

  The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock, (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and
(iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above). If after the distribution date fixed for purposes of distributing to holders of Common Stock any Rights, exercising holders of any Common Stock Warrant are not entitled to receive Rights that would otherwise be attributable (but for the date of exercise) to the shares of Common Stock received upon such exercise, then adjustment of the exercise price will be made under clause (iii) of this paragraph as if the Rights were then being distributed to holders of Common Stock. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the number of shares of Common Stock issuable upon the exercise of such Common Stock Warrant, on an equitable basis, to take account of such event. However, the Company may elect to make provision with respect to Rights so that each share of Common Stock issuable upon exercise of such Common Stock Warrant, whether or not issued after the distribution date for such Rights, will be accompanied by the Rights that would otherwise be attributable (but for the date of exercise) to such shares of Common Stock, in which event the preceding two sentences will not apply.

  No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

  In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                              PLAN OF DISTRIBUTION

  The Company and/or the Trust may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. Each of the Company and the Trust has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

  Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each of the Company and the Trust also may, from time to time, authorize dealers, acting as agents of the Company and/or the Trust, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company or the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company or the Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Trust, to indemnification against and contribution toward certain civil liabilities.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GREAT WESTERN FINANCIAL CORPORATION, GREAT WEST-ERN FINANCIAL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRO-SPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GREAT WESTERN FINANCIAL CORPORATION OR GREAT WESTERN FINANCIAL TRUST I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Risk Factors..............................................................  S-4
Recent Financial Results..................................................  S-8
Capitalization of GWFC....................................................  S-9
Accounting Treatment......................................................  S-9
Use of Proceeds...........................................................  S-9
Description of the Offered Preferred Securities...........................  S-9
Description of the Subordinated Notes..................................... S-22
Effect of Obligations Under the Subordinated Notes and the Guarantee...... S-28
Description of Depositary Shares.......................................... S-28
Description of Cumulative Preferred Stock................................. S-30
Certain Federal Income Tax Consequences................................... S-32
Underwriting.............................................................. S-35
Legal Matters............................................................. S-37

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   4
The Trust...................................................................   5
Use of Proceeds.............................................................   5
Selected Financial Data.....................................................   6
Ratio of Earnings to Fixed Charges..........................................   7
Description of Debt Securities..............................................   7
Description of Preferred Stock..............................................  14
Description of Depositary Shares............................................  18
Description of Common Stock.................................................  21
Description of Preferred Securities.........................................  22
Description of Guarantee....................................................  23
Description of Securities Warrants..........................................  25
Plan of Distribution........................................................  29
Experts.....................................................................  29

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                                   4,000,000

                             PREFERRED SECURITIES

                        GREAT WESTERN FINANCIAL TRUST I

                            8 1/4% TRUST ORIGINATED
                      PREFERRED SECURITIES ("TOPrS") (SM)
                         GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                      GREAT WESTERN FINANCIAL CORPORATION

                            ----------------------

                             PROSPECTUS SUPPLEMENT

                            ----------------------

                              MERRILL LYNCH & CO.
                             GOLDMAN, SACHS & CO.
                           BEAR, STEARNS & CO. INC.
                           DEAN WITTER REYNOLDS INC.
                               SMITH BARNEY INC.

                               DECEMBER 6, 1995

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